UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Esmark Comments on CSN’s Revised Offer for Wheeling-Pitt

CHICAGO, November 6, 2006 - Esmark Incorporated (“Esmark”), a steel services company supported by global investor Franklin Mutual Advisers, LLC, and lead bank JP Morgan Chase N.A., today released the following statement from its Chief Executive Officer, James P. Bouchard, regarding changes to Companhia Siderurgica Nacional’s (NYSE: SID) (“CSN”) proposal for Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) (“Wheeling-Pitt”) announced earlier today:

“With their latest proposal, CSN and Wheeling-Pitt management have done nothing more than engage in financial trickery in order to mislead and confuse shareholders. This is a blatant attempt at purchasing an American steel producer with a mask and a gun.

“When you factor in a more realistic valuation of $150 million for the Heartland facility that CSN is contributing (a facility that we believe is not profitable) and assume that shareholders exercise their full allotment of B Shares, coupled with the $225 million of convertible debt fully exercised, CSN is buying 33.6 million shares of Wheeling-Pitt and control of the Company for $16.00 per share. If you value Heartland at $74 million that CSN actually paid for the bankrupt facility, CSN’s actual purchase price is $13.74 per Wheeling-Pitt share.

“Unlike Esmark’s proposal, CSN’s new offer continues to be highly dilutive to existing shareholders and does not improve but continues to saddle Wheeling-Pitt with massive debt. It is also telling that neither Wheeling-Pitt’s current management team nor CSN have pledged to maintain the company’s employment levels, in essence opening the door to further layoffs.

“We don’t believe shareholders will be fooled by the fuzzy math of CSN and Wheeling-Pitt management and allow themselves to be robbed of a company that, with a committed partner such as Esmark, could become one of the best steel companies in the world.”

-more-

Esmark

Esmark has included the following table in order to detail how CSN and Wheeling-Pitt are misleading shareholders with their so-called $30 per class B share offer.

Wheeling Pitt Share Purchase - CSN proposed structure

11/6/2006

Existing WPSC Shares as of 2Q06 10-Q	14.7
% of WPSC Shares Available for Tender @ $30	50%
Discount rate on Future $30 Recovery[1]	8%

		Bankruptcy Price[2]	Realistic Mkt Value
Heartland Facility ($mm)		$74	$150
# of Shares received by CSN	49.50%	14.4	14.4

$/Share		$5.13	$10.40
Convertible note ($mm)	$225	$225	$225
Underlying shares		11.8	11.8

$/Share		$19.07	$19.07
Put Price	$30.00	$30.00	$30.00
# of Shares	50.00%	7.4	7.4
Discount rate	8.00%
# of Years	4	1.36	1.36	Discount Factor
PV Share Price		$22.05	$22.05

$ Value (in mm)		$162	$162
Total Value Contributed by CSN (in $mm)		$461	$537
Shares Purchased by CSN		33.6	33.6

CSN offer		$13.74	$16.00

Note: Above analysis assumes the convertible is converted to shares and 50% of existing WPSC shareholders elect to receive B shares in the proposed transaction

[1]	Based on trading value of CSN’s existing bonds

[2]	Per CSN 20-F filing for the period ending December 31, 2005 (Note 7, page 30)

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

Esmark Incorporated has previously filed its definitive proxy statement relating to the 2006 annual meeting of Wheeling-Pittsburgh Corporation stockholders with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and WHITE proxy card to Wheeling-Pittsburgh stockholders. Esmark urges Wheeling-Pittsburgh stockholders to read its definitive proxy statement and other related documents as they contain important information, including information relating to the participants in the solicitation. Copies of the definitive proxy statement are available free of charge at the SEC’s website at http://www.sec.gov or by contacting Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888)750-5834.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel sector. More information about Esmark can be found at www.esmark.com. This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

Media Contact:

Bill Keegan, Edelman, 312.927.8424, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 630.947.4766, ctbouchard@esmark.com